UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   J. Reid Porter
   100 S. Saunders Road
Suite 300
   IL, Lake Forest 60045
2. Issuer Name and Ticker or Trading Symbol
   IMC Global Inc. (IGL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   1/2/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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
Cmmn Stck, $1.00 par|1/2/ 2|      |A   | |30000 1           |A  |N/A        |30000              |D     |                           |
 value              |003   |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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
Non-qualified|$10.76  |1/2/ 20|      |A   | |110000     |A  |2    |1/2/2|Common Stock|110000 |       |110000      |D  |            |
 stock option|        |03     |      |    | |           |   |     |013  |, $1.00 par |       |       |            |   |            |
 (right to pu|        |       |      |    | |           |   |     |     |value       |       |       |            |   |            |
rchase)      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non-qualified|$10.7100|       |      |    | |           |   |3    |11/5/|Common Stock|       |       |150000      |D  |            |
 stock option|        |       |      |    | |           |   |     |2011 |, $1.00 par |       |       |            |   |            |
 (right to pu|        |       |      |    | |           |   |     |     |value       |       |       |            |   |            |
rchase)      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Non-qualified|$8.40   |       |      |    | |           |   |4    |10/1/|Common Stock|       |       |200000      |D  |            |
 stock option|        |       |      |    | |           |   |     |2011 |, $1.00 par |       |       |            |   |            |
 (right to pu|        |       |      |    | |           |   |     |     |value       |       |       |            |   |            |
rchase)      |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Grant of 30,000 shares of restricted common stock of which one-third of these shares shall be attainable on each of January 2, 2004, January 2, 2005, and January 2, 2006.
2. One-third of these options will become exercisable on each of January 2, 2004, January 2, 2005, and January 2, 2006.
3. One-third of these options is currently exercisable; the remaining two-thirds will become exercisable on each of November 5, 2003, and November 5, 2004.
4. One-third of these options is currently exercisable; the remaining two-thirds will become exercisable on each of October 1, 2003 and October 1, 2004. SIGNATURE OF REPORTING PERSON
J. Reid Porter
J. Reid Porter